TOWN & COUNTRY CORPORATION & SUBSIDIARIES
                                                                      EXHIBIT 11

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                        Earnings Per Share Computations
                                  (Unaudited)

                              For the Three Months Ended     For the Nine Months Ended
                              November 27,   November 28,    November 27,   November 28,
                                  1994           1993            1994           1993
                                  ----           ----            ----           ----


PRIMARY EPS:
Net income                  $   16,424,043 $    5,906,260  $    6,776,653 $    2,316,484
Accretion of dividend on
  preferred stock                  479,551        455,154       1,426,299        986,308
Net income for EPS
  calculation               $   15,944,492 $    5,451,106  $    5,350,354 $    1,330,176

Weighted average common
  shares outstanding            23,432,449     23,421,576      23,429,811     20,466,322
Weighted shares issued
  from exercise and
  assumed execise of:
  warrants                          -              -               -              -
  options                           -              -               -              -
Shares for EPS
  calculation                   23,432,449     23,421,576      23,429,811     20,466,322



REPORTED EPS:
Net income                  $         0.70 $         0.25  $         0.29 $         0.11
Accretion of dividend on
  preferred stock                    (0.02)         (0.02)          (0.06)         (0.05)
Net income per common
  share:                    $         0.68 $         0.23  $         0.23 $         0.06

FULLY DILUTED EPS:

For the periods presented in this exhibit, there is no dilution from Primary
EPS.













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This exhibit should be reviewed in conjunction with Note 5 of Notes to
Consolidated Financial Statements.
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